Exhibit 10.15

Execution Version

April 18, 2019

Jeffrey Sprau

[***]

[***]

Dear Jeff:

This letter (the “Agreement”) will confirm our offer to you of employment with Therma Services LLC (the “Company”), under the terms and conditions that follow. This Agreement will take effect upon the Effective Date (as defined below).

1. Position and Duties.

(a) Effective as of April 15, 2019 (or such other date as otherwise agreed in writing by you and the Company) (the “Effective Date”), you will be employed by the Company, on a full-time basis, as its Chief Executive Officer. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation. Your employment under this Agreement will continue for an initial period of two years (the “Initial Term”) commencing on the Effective Date, unless earlier terminated pursuant to Section 4. After the Initial Term, and unless earlier terminated pursuant to Section 4, the term of employment shall automatically renew for consecutive two-year- terms (each, an “Extended Term”) on each anniversary of the Effective Date, unless and until the Company or you provide written notice of nonrenewal to the other party not less than sixty (60) days prior to the expiration of the then-current two-year term. The Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

(b) You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties for them. You will render services from the Company’s offices in San Jose, California and remotely from your home in Milwaukee, Wisconsin, subject to reasonable business travel on behalf of the Company, including without limitation, traveling to San Jose, California as necessary to perform your duties and responsibilities to the Company and its Affiliates.

(c) You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year, payable in accordance with the regular payroll practices of the Company. Such base salary shall be subject to reasonable adjustment from time to time by the Board of Directors of the Company (the “Board”) and only subject to decrease in the event that all executives of the Company are subject to a proportionally comparable base salary decrease due to business needs (as adjusted, from time to time, “Base Salary”).

(b) Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus targeted at fifty percent (50%) of Base Salary, with a maximum of up to one hundred and twenty-five percent (25%) of Base Salary, based on achievement of operational metrics and/or milestones determined by the Board. Any annual bonus payable hereunder in respect of fiscal year 2019 will not be pro-rated based on the portion of the fiscal year during which you are employed hereunder, and instead you shall remain eligible for a full bonus for fiscal year 2019. Annual bonuses will be payable by the later of (i) fifteen (15) days following the close of the Company’s annual audit for the year for which the bonus is earned and (ii) March 31 following the year for which the bonus is earned (and in all events between January 1 and December 31 following the year for which the bonus is earned). You must be employed through the end of the applicable fiscal year in order to be eligible for the bonus in respect of such fiscal year.

(c) Co-Investment Opportunity. For a period of ninety (90) days following the Effective Date, subject to approval by the Board, you will have an opportunity to directly invest up to Five Hundred Thousand Dollars ($500,000) in Therma Holdings LLC (the “Co-Invest”) in the form of Class A Common Units (as defined in the Amended and Restated Limited Liability Company Agreement of Therma Holdings LLC, the “A&R LLC Agreement”) at the then-fair market value of a Class A Common Unit. The terms and conditions of the Co-Invest shall be as set forth in a separate subscription agreement (the “Subscription Agreement”). The Co-Invest will be subject to the terms of the A&R LLC Agreement, the Subscription Agreement, and any other applicable unitholder agreements and other reasonable and customary restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law.

(d) Transaction Bonus. In the event that a Company Sale is consummated prior to the first (1st) anniversary of the Effective Date, you shall be eligible to receive a transaction bonus (the “Transaction Bonus”).

(e) Rollover in Connection with a Company Sale. If requested by the Board, you agree to invest up to twenty-five percent (25%) of the gross proceeds you receive in connection with a Company Sale (other than proceeds received in respect of Section 2(c)) into a successor entity, on such reasonable terms and conditions as may be requested by the Board.

(f) Temporary Housing Allowance. For a period of up to twelve (12) months following the Start Date, or such shorter period as the Company’s principal office is located in San Jose, California, the Company will provide you with an additional monthly stipend for temporary housing in the San Jose, California area, in an amount to be determined cooperatively between you and the Company (the “Housing Stipend”); provided, however, that if the Company’s principal office remains in San Jose, California for longer than such twelve (12) month period, you and the Company shall negotiate in good faith any modifications to the terms and amount of the Housing Stipend. The value of the Housing Stipend will not be included in the calculation of any incentive payment or benefit to which you may become entitled.

(g) Car Allowance. During the Employment Period, you will be entitled to the use of a Company car, the make and model of which will be equal or equivalent to a Ford Explorer, as determined by the Company in consultation with you.

(h) Participation in Employee Benefit Plans. You will be eligible to participate, consistent with applicable tax rules, in all employee benefit plans from time to time in effect for employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(i) Vacations. You will be entitled to up to four (4) weeks of vacation per year, in addition to holidays observed by the Company. The amount of vacation time that you can accrue is subject to a cap of 1.5x the annual vacation allotment (6 weeks). Once the cap is reached, you will not accrue any new vacation time until you use some of your accrued vacation and your vacation accrual falls below the cap. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(j) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you will develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. You acknowledge and understand that this Section 3(c) shall not apply to any invention that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.

(d) Restricted Activities. You acknowledge that, during your employment with the Company, you will have access to Confidential Information and trade secrets which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate goodwill for the Company and its Affiliates. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) During the Employment Period, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with all or any portion of the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company. The foregoing, however, shall not prevent your passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(ii) During the Employment Period, you will not directly or indirectly (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates.

(iii) While you are employed by the Company and during the twenty- four (24)-month period immediately following termination of your employment, regardless of the reason therefore (in the aggregate, the “Restricted Period”), you will not, and will not assist any other Person to, (a) solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) mouths.

(e) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened by each by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment.

(a) By the Company For Cause. The Company may terminate your employment for Cause upon written notice to you setting forth in reasonable detail the nature of the cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) your substantial and material failure to perform (other than by reason of disability), or substantial and material negligence in the performance of, your duties to the Company or any of its Affiliates, which failure, if capable of being cured, remains uncured for ten (10) business days after you receive written notice thereof from the Company; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates, which failure, if capable of being cured, remains uncured for ten (10) business days after you receive written notice thereof from the Company; (iii) your commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by you that is materially harmful to the business interests or reputation of the Company or any of its Affiliates, which failure, if capable of being cured, remains uncured for ten (10) business days after you receive written notice thereof from the Company. Notwithstanding anything contained herein to the contrary, your right to cure as set forth in this Section 4(a) will not apply if there are habitual or repeated breach by you of a specific Cause provision.

(b) By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon written notice to you.

(c) Resignation by You Without Good Reason. You may terminate your employment at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.

(d) Resignation by You With Good Reason. You may terminate your employment for Good Reason (as defined below), provided, that (i) you provide written notice of Good Reason to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the first occurrence of Good Reason, (ii) the Company does not remedy said Good Reason within thirty (30) days of the receipt of such notice, and (iii) you terminate your employment not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean any of the following without your prior written consent: (x) a material reduction in your role and/or duties with the Company; (y) a reduction in your Base Salary (except as provided for in Section 2(a)) and/or potential bonus; or (z) a material breach by the Company of this Agreement.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(h) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of Base Salary for any vacation time earned but not used as of the date your employment terminates; (iii) reimbursement, in accordance with Section 2(j) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect; and (iv) other than in connection with a termination of employment by the Company for Cause, any earned but unpaid bonus compensation for the fiscal year immediately preceding the fiscal year in which your termination occurs (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law).

(b) Severance Benefits, In the event of any termination of your employment pursuant to Section 4(b), 4(d) or due to the Company’s nonrenewal of the Initial Term or an Extended Term (pursuant to Section 1(a), above), the Company shall pay you, in addition to Final Compensation, (i) Base Salary for a period of eighteen (18) months following the date of termination (the “Severance Period”) and (ii) subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse you, on a monthly basis for the Severance Period, an amount equal to the portion of the monthly premium contributions that the Company paid on behalf of you and your eligible dependents under the Company’s group health plan as of the date of termination; provided, that (a) you are eligible and remain eligible for COBRA coverage, (b) the Company may modify its obligation under this Section 5(b) to the extent reasonably necessary, and in a manner that complies with Section 409A (as defined below) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended and Section 105(h) of the Internal Revenue Code of 1986, as amended, and (c) should you obtain employment at any time during the Severance Period and become eligible to receive medical benefits from the new employer, then the Company shall no longer be required to make such monthly COBRA premium payments (the “Severance Payments”),

(c) Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other continuing obligations (as set forth herein and consistent with this Agreement) surviving termination of your employment, in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates. Any Severance Payments to which you are entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company (and in all events in equal installments at least bi-monthly). The first installment of the Severance Payments will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that your employment terminates, but will be retroactive to the day following such date of termination.

(d) Benefits Termination. Except as provided for in Section 5(b) and any right you may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment to you following termination. You shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7. Definitions. For purposes of this Agreement, the following definitions apply;

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property does not include any invention that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets; provided, further, that in the event that assignment of this Agreement by the Company to an Affiliate would result in you being considered, for tax purposes, a limited liability company member/partner of such Affiliate, and as a result no longer a W-2 employee of the Company and your compensation being reflected on an IRS Form K-l, the Company will provide you with notice of such assignment. In such event, (a) you will be treated as a partner for tax purposes with respect to all compensation and employee benefits provided hereunder and (b) you acknowledge that you will be solely responsible for satisfying any tax liability with respect to such compensation and benefits, including without limitation self-employment taxes. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that this Agreement shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers or independent contractors or like obligations. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the State of California in connection with any dispute arising out of this Agreement.

13. Invention Assignment Notice. Enclosed as Exhibit A to this Agreement is a notice provided to you pursuant to Section 2872 of the California Labor Code. You must sign and return this notice to the Company within five (5) business days following the Effective Date.

14. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

[Remainder of page intentionally left blank.]

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

THERMA SERVICES LLC
By: Therma LLC
Its: Sole Member

By:	/s/ Ravdeep Chanana
Name: Ravdeep Chanana
Title: Secretary

Accepted and Agreed:

/s/ Jeffrey Sprau
Jeffrey Sprau

Date: April 19, 2019

[Signature Page to Employment Agreement]

Exhibit A

Invention Assignment Notice

You are hereby notified that the Employment Agreement between you and Therma Services LLC, dated as of April 18, 2019, does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. The following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on Iris or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

THERMA SERVICES LLC
By: Therma LLC
Its: Sole Member

By:	/s/ Ravdeep Chanana
Name: Ravdeep Chanana
Title: Secretary

I acknowledge receiving a copy of this Invention Assignment Notice:

/s/ Jeffrey Sprau
Jeffrey Sprau

Date: April 19, 2019